Exhibit 99.4

Consent of

Merrill Lynch, Pierce, Fenner & Smith Incorporated

We hereby consent to (i) the use of our opinion letter, dated April 14, 2008, addressed to the Board of Directors of Delta Air Lines, Inc. (“Delta”) as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Amendment No. 1 to Form S-4 relating to, among other things, the proposed merger of Nautilus Merger Corporation (“Merger Subsidiary”) with and into Northwest Airlines Corporation (“Northwest”) as a result of which Northwest will become a wholly-owned subsidiary of Delta, pursuant to the Agreement and Plan of Merger, dated as of April 14, 2008, by and among Delta, Merger Subsidiary and Northwest and (ii) to the references to such opinion and to our name in such Joint Proxy Statement/Prospectus in the sections entitled “Summary — The Merger — Opinions of Financial Advisors,” and “Risk Factors — The fairness opinions obtained by Delta and Northwest from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger” and “Delta Proposal 1 and Northwest Proposal 1: The Merger — Delta’s Reasons for the Merger; Recommendation of the Issuance of Delta Common Stock in Merger and the Amendment to the Delta 2007 Performance Compensation Plan by the Delta Board of Directors” and “Delta Proposal 1 and Northwest Proposal 1: The Merger — Background of the Merger” and “Delta Proposal 1 and Northwest Proposal 1: The Merger — Opinions of Delta’s Financial Advisors”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the version of the Registration Statement of Delta being filed with the Securities and Exchange Commission on August 6, 2008 and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Anthony Streich
Name:	Anthony Streich
Title:	Vice President